As filed with the Securities and Exchange Commission on October 27, 2014

Registration No. 333-74516

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8

Registration Statement No. 333-74516

UNDER

THE SECURITIES ACT OF 1933

First Physicians Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0557617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

433 North Camden Drive, #810

Beverly Hills, California 90210

(Address of Principal Executive Offices) (Zip Code)

Vsource, Inc. 2001 Stock Options/Stock Issuance Plan

Employee Stock Purchase Plan

(Full title of the plans)

Sean Kirrane

President and Chief Executive Officer

First Physicians Capital Group, Inc.

433 North Camden Drive #810

Beverly Hills, California 90210

(Name and address of agent for service)

(310) 860-2501

(Telephone number, including area code, of agent for service)

Copy to:

James E. O’Bannon

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

(214) 220-3939

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-74516) (the “Registration Statement”) registering 37,000,000 shares (not taking into account corporate actions, such as stock splits, taken in the interim) of First Physician Capital Group, Inc. (the “Company”) common stock, par value $0.01 per share (the “Common Stock”).

The Company intends to terminate the registration its Common Stock and suspend its reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”), through the filing of a Form 15. Because the Company will no longer file reports pursuant to the Exchange Act after the Form 15 is filed, the Company is deregistering the remaining securities registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on this 27th day of October, 2014.

FIRST PHYSICIANS CAPITAL GROUP, INC.

By:	/s/ Sean Kirrane
Name:	Sean Kirrane
Title:	President and Chief Executive Officer